UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2026

SOUTHLAND HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41090	87-1783910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1100 Kubota Drive

Grapevine, TX 76051

(Address of Principal Executive Offices) (Zip Code)

(817) 293-4263

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLND	NYSE American LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	SLND WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2026, American Bridge Company (“American Bridge”), a wholly owned subsidiary of Southland Holdings, Inc. (the “Company”), entered into a Settlement Agreement and Release of Claims (the “Settlement Agreement”) with Clark/Lewis, a Joint Venture (“Clark/Lewis”), certain sureties of American Bridge (the “Sureties”), the Washington State Convention Center (“WSCC”), and American Bridge’s litigation counsel.

The Settlement Agreement resolves disputes among the parties arising out of the Washington State Convention Center expansion project in Seattle, Washington (the “Project”), including litigation in King County Superior Court Cause No. 22-2-19603-3 SEA (the “Litigation”). As previously disclosed, the Litigation resulted in, among other things, a judgment against American Bridge and the Sureties, jointly and severally in the principal amount of approximately $57.1 million (the “Merits Judgment”). The Sureties previously paid the Merits Judgment and post-judgment interest outstanding as of the date of payment which totaled $57.8 million.

Under the Settlement Agreement, the parties agreed to resolve the Litigation and settle and compromise all unresolved claims, issues, disputes, and controversies related to the Project and the Litigation, subject to certain limited exceptions. Pursuant to the Settlement Agreement, the Sureties are required to pay an additional approximately $26.5 million to Clark/Lewis, representing approximately $25.5 million for a negotiated settlement amount of Clark/Lewis’s costs, fees and prejudgment interest and approximately $1.0 million for a negotiated settlement amount of American Bridge’s allocated portion of court-ordered sanction amounts. American Bridge is appealing the court’s sanctions order, and the Settlement Agreement reserves rights relating to such appeal.

Under the Settlement Agreement, Clark/Lewis agreed to file a Satisfaction of the Merits Judgment as to the Sureties and execute an assignment of the Merits Judgment to the Sureties. Within three days of the filing of the Satisfaction of Judgment, (i) American Bridge and the Sureties are required to file Dismissals With Prejudice of appeals to the Merit Judgment, and (ii) Clark/Lewis is required to file a Stipulation and Order to Dismiss all claims, issues, disputes, and controversies related to the Project and the Litigation with prejudice as to the Sureties, except for the reservation of certain rights related to American Bridge’s appeal of the sanctions order and for certain ongoing obligations of the parties.

The Settlement Agreement provides for broad mutual general releases among the parties and their related persons and entities for claims arising out of or related to the Litigation, related bonds and actions and circumstances giving rise to the underlying dispute, except related to the appeal of the sanctions order and to the parties’ ongoing obligations.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending on March 31, 2026.

The Company believes that the financial obligations of American Bridge arising under the Settlement Agreement are consistent with the Company’s prior estimates reflected in the financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2026. The Company and the Sureties are negotiating repayment terms for amounts paid by the Sureties on behalf of American Bridge under a long-term financing agreement. The Sureties have agreed to forbear on seeking repayment for these amounts until at least March 27, 2027. There can be no assurances that a resolution for a long-term financing agreement will be reached.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2026	SOUTHLAND HOLDINGS, INC.

	By:	/s/ Frank S. Renda
		Name:	Frank S. Renda
		Title:	President and Chief Executive Officer

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